DEED OF TRANSFER OF OWNERSHIP

Today, the twenty-seventh of December two thousand and seven, there appeared before me, Theodor Franciscus Hubertus Reijnen L.L.M., civil-law notary practising in  Haarlemmermeer:
Ms Elisabeth Johanna Maria van  de Graaf-Blaas, a member of staff employed with me, civil-law notary, having the office address of 2132 DX Hoofddorp, Boslaan 4, born in Amsterdam on the twentieth of February nineteen hundred and sixty-six;
acting in this matter as the written attorney, such as is apparent from a private power of attorney attached to this deed, of :
Mr Lambertus Josephus Cornelius Maria Kassing, residing at 3981 AH Bunnik, Schoudermantel 52, born in Utrecht on the tenth of July nineteen hundred and sixty-five, unmarried and not registered as a partner, holder of a Dutch driving licence with number 3197901295, issued in Bunnik on the seventh of January two thousand and two, acting in this matter in his capacity of a director authorised to independently represent of:
the foundation Stichting Administratiekantoor Thomas, with its registered office in  Maarssen, having its place of business in 2231 HV Rijnsburg, Brouwerstraat 138C, registered in the trade register of the Chamber of Commerce and Industry for Utrecht and District under file number 30213297, which on the issuance of the power of attorney acted:
a.	1.	insofar as there is no (indirect) conflict of interests as referred to in Article 256 Book 2 of the Dutch Civil Code, as a director authorised to represent independently of:

the private company with limited liability FVG B.V., with its registered office in Amsterdam, having its place of business at 1067 SX Amsterdam, Osdorperweg 518 E, registered in the trade register of the Chamber of Commerce and Industry for Amsterdam under file number 33242164, hereinafter to be referred to as the "the seller"; and
2.	insofar as there is a(n) (indirect) conflict of interests as referred to in Article 256 Book .2 of the Dutch Civil Code, as a person designated by the general meeting of shareholders of the seller;
b.	1.	insofar as there is no (indirect) conflict of interest as referred to in Article 256 Book 2 of the Dutch Civil Code, as a director authorised to represent independently of:

the private company with limited liability: Machine Transport Midden-Nederland B.V., with its registered office Bunnik, having its place of business in 2231 HV Rijnsburg, Brouwerstraat 138 C, registered in the trade register of the Chamber of Commerce and Industry for Utrecht and District under file number 30157069, hereinafter to be referred to as "the buyer"; and
2.	insofar as there is a(n) (indirect) conflict of interests as referred to in Article 256 Book 2 of the Dutch Civil Code, as a person designated by the general meeting of shareholders of the buyer.
The afore-mentioned designations are apparent from the minutes attached to this deed (APPENDICES).
The persons appearing declared as follows:
PURCHASE
On the twenty-sixth of June two thousand and seven, the seller and the buyer entered into a purchase agreement with regard to the registered property to be referred to hereinafter, among other things in connection with a supplementary purchase agreement.
Among other things, the purchase agreement is apparent from a private deed, attached to this deed together with the afore-mentioned supplement (APPENDIX) and hereinafter to be referred to as "the purchase agreement".
TRANSFER OF TITLE
In order to execute the purchase agreement, the seller transfers to the buyer, who hereby accepts:

A DESCRIPTION OF THE REGISTERED PROPERTY

The office and industrial premises together with the parcel of land on which the premise were erected, situated at 1216 SK Hilversum at Franciscusweg 10, recorded in the land register as the municipality of Hilversum, section H numbers 3109, 3096, 3097 and 3098, having an area of fifty-one ares and forty centiares (51 a and 44 ca) forty-four  ares and sixty-nine centiares (44 a and 69 ca), nine ares and seventy-eight centiares (9 a and 78 ca) and fifteen ares and forty-two centiares (15 a and 42 ca) respectively, hereinafter to be referred to as "the sold property".
REGISTRATION OF THE PURCHASE
The purchase was registered at the office of the Cadastre and Public Registers Agency in Apeldoorn on the twenty-eighth of June two thousand and seven in register Mortgages 4, part 52536 number 57, which registration will be invalidated by the registration of a copy of this deed.
MOVABLE PROPERTY
The seller and the buyer have not come to an agreement with regard to the movable property describe in the purchase agreement.
PURCHASE PRICE
The purchase price of the sold property is: EIGHTEEN MILLION SEVEN HUNDRED AND FIFTY THOUSAND EURO (€ 18,750,000.00), excluding nineteen percent  (19%) value added tax over the sold property, which sum has been paid to the seller by the buyer.
VALUE ADDED TAX
The seller and the buyer have been made a joint request to opt for transfer of the sold property subject to Dutch VAT.
This value added tax is at the expense of and will be paid by the buyer.
The Dutch VAT identification number of the seller is NL0085.63.664.B.01  and the VAT identification number of the buyer is NL8078.87.432.B.01.
TRANSFER TAX
With regard to the acquisition established in this deed, the exemption mentioned in  Article 15 paragraph 1 under h of the Legal Transactions Taxation Act [Wet op Belastingen van Rechtsverkeer] is invoked in view of the fact that an internal regorganisation is hereby concerned of a company forming part of a group, giving exemption of the acquisition from the payment of transfer tax.
DISCHARGE
The buyer has paid the purchase price and that further owed by him as is apparent from the purchase agreement and this deed by means of the payment of a sum into a designated account in the name of Schoemakers, Reijnen en Takken, to be paid out in the manner as stated in the purchase agreement.
The seller hereby discharges the buyer with regard to this payment.
PRIOR ACQUISITION
The seller, at that time named Faijdhere Vastgoed Ontwikkeling B.V., acquired:
the sold property for the limited partnership Franciscus C.V., with its place of business in 1067 SX Amsterdam, Osdorperweg 518 E, registered in the trade register of the Chamber of Commerce and Industry for Amsterdam under file number 34127854,  by registration in the office of the Cadastre and Public Registers Agency in Apeldoorn (at that time Amsterdam) on the twenty-fourth of December nineteen hundred and ninety-nine in the Register of Mortgages 4, part 16309, number 2 of a copy of a deed concerning the contribution made to in Franciscus C.V., containing the declaration of the seller that that stipulated in Article 204c of the Dutch Civil Code was not applicable, executed before Master A.P. van Lidth de Jeude L.L.M., civil-law notary practicing in Amsterdam on the twenty-fourth of December nineteen hundred and ninety-nine.
By a deed of amendment of the articles of association executed on the fourteenth of November two thousand and three before Master A.P. van Lidht de Jeude L.L.M., civil-law notary in Amsterdam, the name of the private company with limited liability Faijdhere Vastgoed Ontwikkeling B.V. was changed to FVG B.V.

PROVISIONS OF THE PURCHASE AGREEMENT
Insofar as this deed does not explicitly state otherwise, the purchase and the transfer are subject to the provisions stated in the purchase agreement, including:
Article 1
Costs
The costs of the transfer of title of the sold property are at the expense of the buyer.
Article 2
Transfer obligations, legal and actual state.
1.	The seller transfers to the buyer the ownership of the sold property that:
a.	is unconditional and is not subject to deductions, dissolution or any annulment whatsoever;
b.	is unencumbered by attachments or mortgage rights or the registration thereof, or any other limited rights;
c.	is unencumbered by qualitative obligations;
d.	is unencumbered by other extraordinary liabilities and limitations.
2.
The ownership of the sold property is hereby transferred by the seller to the buyer, who accepts this ownership and to whom this ownership is passed encumbered by lease as stated in the purchase agreement, as soon as the lessee(s) concerned has/have acknowledged the transfer of title or as soon as the transfer of title has been communicated to him/them by the seller or the buyer.

The seller declares that with regard to the lease agreement with Carrara Projectontwikkeling B.V. concerning the sold property, the seller is obliged to contribute to the costs of the realisation – sufficiently known to the parties –  of lessee’s facilities up to a maximum sum of five hundred thousand Euro (€ 500,000.00).
The buyer declares to have knowledge hereof.
The seller hereby guarantees the buyer that the afore-mentioned lessee’s facilities have been realised or as the case may be completed and hereby indemnifies the buyer with regard to all demands and/or claims with regard hereto.
Article 3
Income and expenditure, risk.
As of today, the income of the buyer will benefit the buyer, the costs will be at his expense and he will bear the risk of the sold property.
Article 4
Title deeds and documents.
If and insofar as these were in the possession of the seller, the title deeds and documents applicable to the sold property as referred to in  Article 7:9 of the Dutch Civil Code have been passed on to the buyer.
Article 5
Claims.
Insofar as the transfer of title thereof has not already taken place the seller hereby transfers to the buyer, who accept them, all claims referred to in the purchase agreement that the seller can currently make vis-à-vis third parties, including architects, constructors, builders, contractors, subcontractors,  installers and/or suppliers of the sold property (and the movable property sold together with it), or (a) part(s) therein/thereof, as well as the rights derived from any  contribution scheme, guarantee arrangements and guarantee certificates, all insofar as these arrangements are transferable without the seller being liable for any indemnification.
The buyer is now authorised to realise the transfer of the rights concerned by notifying the persons vis-a-vis whom these rights can be exercised.
Article 6
Acceptance of the extraordinary liabilities and limitations.
The buyer explicitly accepts the extraordinary liabilities and limitations hereinafter mentioned in this deed, as well as those extraordinary liabilities and limitations flowing from the facts known to him or that could have been known to him based on his own investigations, insofar as such investigation can be required of him according to currently prevailing opinions.

GUARANTEES
The provisions of the purchase agreement and particularly the guarantees given by the parties in the purchase agreement will remain in force unimpaired, insofar as it is not explicitly stated otherwise and insofar as these can still be in force.
RESOLUTORY CONDITIONS IN THESE AGREEMENTS
All resolutory conditions that may have been agreed on in the purchase agreement or in further agreements related to the purchase have now ceased to have effect.
Neither the seller nor the buyer can invoke a resolutory condition with regard to this purchase and transfer of tile.
CANCELLATION OF THE REGISTRATION OF A MORTGAGE
The parties authorise all members of staff employed at the office of me, civil-law notary, to accept if necessary on their behalf the waiving of mortgage rights insofar as these may still be registered with regard to the sold property at the expense of other parties than the buyer and furthermore to do all that which may be required with regard to this matter.
VALUE ADDED TAX
With regard to the value added tax requested by the parties, the seller declared to have continuously fully or virtually used the sold property for activities subject to Dutch VAT and to indemnify the seller for all consequences with regard to the indebtedness of (the repayment of) value added tax by the seller arising as a result hereof.
FINAL DECLARATIONS
The buyer declared the following:
-	that stipulated in Article 2:204 c of the Dutch Civil Code is not applicable in view of the fact that two years have passed since the first registration of the buyer in the trade register;
-	to have received the existing purchase agreements and any bank guarantees given by the lessees.
DOMICILE
With regard to the implementation of this deed including the registration thereof in the public registers, and with regard to matters concerning transfer tax, the seller and the buyer choose domicile at the office of the custodian of this deed..
FINAL STIPULATIONS
The persons appearing are known to me, civil-law notary, and the identity of the persons or as the case may be parties appearing involved with this deed has been established by me, civil-law notary using the afore-mentioned documents.
OF WHICH DEED,
Executed in a single copy in Haarlemmermeer on the date hereinbefore mentioned.
After the substance of this deed had been communicated and explained to the person appearing, he declared to have taken cognizance of the contents of this deed and not to require it to be read out in full.
After its limited reading, this deed was signed by the person appearing and by me, civil-law notary at @